Exhibit 99.1

Investor Contact:	Media Contact:
Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(514) 856-3855	(908) 541-3785
(877) 281-6642 (toll free)

Bausch Health Announces Changes to its Board of Directors
LAVAL, Quebec, March 1, 2023 – Bausch Health Companies Inc. (NYSE/TSX: BHC) today announced that Richard De Schutter and Dr. Argeris Karabelas are retiring from the Company’s Board of Directors, effective as of the upcoming 2023 annual meeting of shareholders of the Company. Following the retirements of Mr. De Schutter and Dr. Karabelas, the size of the Board will be reduced to 10 directors.
“Dick and Jerry have been valued members of our Board and their service to the Company has been greatly appreciated. The Company and the entire Board are grateful for their contributions,” John A. Paulson, Chairperson of the Bausch Health Board said.
As result of the retirements of Mr. De Schutter and Dr. Karabelas, the Board has refreshed certain Board Committees. The current Board Committee structure is available on the Company’s website: https://ir.bauschhealth.com/corporate-governance
About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.
Forward-Looking Statements
This news release may contain forward-looking statements about the future performance of Bausch Health which may generally be identified by the use of the words "anticipates," "hopes," "expects," "intends," "plans," "should," "could," "would," "may," "believes," "subject to" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health's overall business, including those more fully described in Bausch Health's most recent annual report on Form 10-K and detailed from time to time in Bausch Health's other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference.
##